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Exhibit 99.01

ADAPTEC, INC. ANNOUNCES PROPOSED PRIVATE OFFERING
OF CONVERTIBLE SUBORDINATED NOTES

        Milpitas, CA—February 27, 2002—Adaptec, Inc. (Nasdaq: ADPT) today announced that it intends to raise, subject to market and other conditions, a total of $250 million through a private offering of convertible subordinated notes (which amount does not give effect to an option granted to the initial purchasers to acquire an additional $50 million of the notes). The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

        The company intends to use the net proceeds of the offering for general corporate purposes. The notes, which will be convertible into shares of the company's common stock, will be due in 2007.

        The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

        Information in this release about this offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with our business and general economic conditions. These and other factors are risks associated with our business that may affect our operating results are discussed in the section titled "Certain Factors Bearing Risks on Future Operating Results" in Part I, Item 2 of the company's most recently filed quarterly report on Form 10-Q.

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  Exhibit 99.01
ADAPTEC, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES